CONTRACT FOR DISTRIBUTION CENTER AND LOGISTICS SERVICES

This Contract for Distribution Center and Logistic Services (the “Agreement”) will become effective at time of CE Mark approval (expected in Q1 2016)

BETWEEN:
TCB – Technology Consult Berlin GmbH (the "Logistic Service Provider"), a company organized and existing under the laws of the Germany, with its head office located at:

Rheinstrasse 45-46, 12161 Berlin, Germany

AND:	MEDOVEX (the "Company"), a company organized and existing under the laws of the Georgia of the United States of America, with its head office located at: 3279 Hardee Avenue, Atlanta, GA 30341, USA

RECITALS:

WHEREAS, MEDOVEX imports goods from overseas and has need of a Logistics Service Provider to help manage and coordinate the importing process; and

WHEREAS, Logistics Service Provider has expertise and experience in providing these services; and

WHEREAS, MEDOVEX wishes to utilize Logistics Service Provider’s services in connection with the importation of MEDOVEX’s goods;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the MEDOVEX agree as follows:

1.	RECITALS

The recitals set forth above are integral to and made a part of this Agreement by reference.

2.	TERM

This Agreement shall remain in force from the date first set forth above for a period of two years and shall be automatically renewed thereafter on a year-by-year basis. This term shall always be subject to the termination provisions set forth herein.

Contract for Distribution Center and Logistics Services

3.	APPOINTMENT OF LOGISTICS SERVICE PROVIDER

(a)
MEDOVEX agrees to employ Logistics Service Provider to perform the services set forth herein and Logistics Service Provider agrees to perform these services. The scope of this employment will be as follows:

MEDOVEX imports goods into Germany EU and provides distributional services to all sites in Germany, other EU countries. For Switzerland an additional agreement has to be drafted.

These services will encompass all modes of transportation.

(b)
This is a non-exclusive agreement.  Logistics Service Provider is free to perform services for other shippers and MEDOVEX is free to employ other providers to perform services covered by this Agreement.

Notwithstanding the foregoing, Logistics Service Provider shall not provide like services for direct competitors of MEDOVEX in same geographic scope as described in Section 3 (a).

4.	LOGISTICS SERVICES

Logistics Service Provider shall have the following responsibilities:

(a)	Receipt, management, and transmission of MEDOVEX shipping data;

(b)	Management of MEDOVEX’s import program on a Purchase Order basis;

(c)	Management of MEDOVEX vendors;

(d)	Receiving, booking, routing and dispatch of MEDOVEX’s cargo;

(e)	Warehousing, cargo consolidation and LCL services;

(f)	Preparation and management of shipping documentation, including documentation necessary to effect importation into the destination countries and release of cargo;

(g)	Preparation of reports to MEDOVEX;

(h)	Coordination with other MEDOVEX service providers in the importation process; and

(i)	Such other tasks as may be reasonably necessary to effectuate the safe, expeditious, and efficient flow of MEDOVEX’s import goods and related documentation.

The specific tasks encompassed by these services shall be set forth in the Standard Operating Procedures (“SOP”) for this Agreement, which are attached hereto as Exhibit A [Note: Exhibit A already used for MEDOVEX affiliate listings] and made a part hereof by reference, and/or in written instructions from MEDOVEX. Logistics Service Provider agrees to perform all tasks reasonably related to the services set forth above.

 Contract for Distribution Center and Logistics Services

5.	AGREEMENT ADMINISTRATION

(a)
Account Management. Logistics Service Provider shall designate a senior level executive to be the Account Manager responsible for overseeing MEDOVEX’s account. The Account Manager must have the authority to make decisions concerning all elements of MEDOVEX’s account.

Other responsibilities of the Account Manager will include: (i) working with MEDOVEX to establish a strategic relationship; (ii) overseeing coordination of all of Logistics Service Provider’s activities relating to MEDOVEX’s account; (iii) insuring that all service requirements of this Agreement are performed satisfactorily. The Account Manager will meet with MEDOVEX’s management on a regular basis to discuss Logistics Service Provider’s performance and service levels.

(b)
Procedures and Metrics. Logistics Service Provider and MEDOVEX shall cooperate in developing and continually improving the SOP for activities under this Agreement. Logistics Service Provider and MEDOVEX shall also agree on performance levels and service quality criteria (“Service Standards”) to measure and evaluate Logistics Service Provider’s services under this Agreement. These Service Standards shall be made a part of the SOP in Exhibit A [Note: Exhibit A already used for MEDOVEX affiliate listings]. Logistics Service Provider will provide reports in a format and at intervals determined by MEDOVEX measuring its performance under the Service Standards. [Note: We have not reviewed SOPs or Service Standards]

6.	COMPENSATION AND PAYMENT

(a)
MEDOVEX agrees to pay to Logistics Service Provider the rates and charges set forth in Exhibit B, attached hereto and incorporated herein by reference, as full and complete compensation for the services to be provided hereunder. Such rates may be amended or changed only with the mutual written agreement of both parties.

(b)
Logistics Service Provider shall invoice MEDOVEX within two to five business days of the end of each month for all compensable services performed during that week. Invoices shall be in the form attached to this Agreement as Exhibit C. Payment of each invoice shall be made by MEDOVEX within 15 days following receipt. Logistics Service Provider agrees that no penalties or interest will be assessed to another 15 days for past due amounts.

7.	INDEPENDENT CONTRACTOR

Logistics Service Provider is an independent contractor and shall have sole and exclusive control over the manner in which it, its employees and agents perform the services to be provided under this Agreement. Logistics Service Provider shall have the right to engage and employ such individuals and agents as may be necessary in connection with the services to be provided under this Agreement, provided that such individuals and agents shall be subject to control, contractual or otherwise, solely and exclusively by Logistics Service Provider.

 Contract for Distribution Center and Logistics Services

8.	LIABILITY

(a)
Logistics Service Provider agrees that it will be fully responsible, without limitation, for any loss or damage to MEDOVEX’s cargo while such cargo is in the possession or control of Logistics Service Provider. Logistics Service Provider’s liability shall be for the cost of the cargo plus any expenses incurred by MEDOVEX pertaining to the cargo to the time of the loss or damage including, without limitation, duties, transportation charges, forwarding and brokerage fees, etc. This provision shall not limit or detract from MEDOVEX’s right to assert claims against other parties for the same damages including, without limitation, the ocean carrier under whose through bill of lading the cargo is carried.

(b)
Logistics Service Provider agrees that it will also be liable, without limitation, for any direct extra expenses incurred by MEDOVEX arising from Logistics Service Provider’s failure to discharge its obligations and responsibilities under this Agreement.

(c)	MEDOVEX shall have (i) twelve months from the date of delivery, or (ii) a reasonable time if the goods are not delivered, in which to file a claim with Logistics Service Provider.

(d)
All claims shall be paid, settled, or disallowed by Logistics Service Provider within 30 days of filing. If no response is received within this time, MEDOVEX will assume the claim has been allowed and deduct the amount claimed from the next payment(s) of Logistic Service Provider invoices. Whenever Logistics Service Provider disallows a claim by MEDOVEX, it shall provide a lawful reason for doing so, which shall be stated in writing by Logistics Service Provider itself, not its insurer. MEDOVEX shall have 180 days from the date of Logistic Service Provider’s response to its claim in which to file suit against Logistic Service Provider for loss or damages arising from such claim.

(e)
Logistics Service Provider shall indemnify, defend and hold harmless MEDOVEX, its officers, employees, agents, representatives and affiliates from and against any and all liability, loss, damages, claims, suits, costs or expenses, including reasonable attorneys’ fees, asserted against MEDOVEX based upon, arising out of or in connection with (i) any acts or omissions by Logistics Service Provider or its agents, sub-agents, representatives or employees, (ii) any breach or non-fulfillment of any representation, warranty or covenant of Logistics Service Provider provided herein, or (iii) any claim, losses, damages, costs, or expenses asserted against MEDOVEX by Logistics Service Provider, its employees, agents or any other person for any injury (including sickness, disease or death) or claim or injury to property arising out of or in connection with the performance of this Agreement.

(f)
No salvage of any kind or nature shall be sold or offered for sale or in any other way disposed of to any third party without the prior written consent of MEDOVEX. All salvage receipts shall be payable to MEDOVEX and credited against MEDOVEX’s claim against Logistics Service Provider.

Unless MEDOVEX directs otherwise, all freight subject to salvage shall be returned to MEDOVEX, at Logistics Service Provider’s sole cost and expense, for salvage and appropriate credit. MEDOVEX may determine, within its sole discretion, subject to a reasonableness standard, whether the goods may be salvaged, and if salvageable, the value of such salvage. Such decision will be consistent with all applicable federal and provincial regulations.

(g)
Logistics Service Provider’s responsibilities and liabilities set forth above shall not be limited in any manner whatsoever by any terms incorporated by reference into this Agreement or contained in documentation issued by Logistics Service Provider.

(h)
Indemnity. Logistics Service Provider shall at all times (both during and after the term hereof) indemnify, defend and hold harmless MEDOVEX, its agents and employees against and from any and all claims, losses, damages, costs, penalties, fines, legal fees and all other expenses relating to, arising out of or connected with Logistics Service Provider’s services and/or acts or omissions of Logistics Service Provider, its employees or agents, of every nature or character (including, but without limitations, claims for personal injury, death and damage to property, clean-up costs from commodity spills and damage to the environment) asserted against MEDOVEX (a) by any agent or employee of Logistics Service Provider or (b) by any other person.

 Contract for Distribution Center and Logistics Services

9.	RECEIPTS

Each incident of transportation of property under this Agreement shall be evidenced by a written receipt in a form and manner approved by MEDOVEX. To the extent any term or condition of any receipt conflicts in any way with any term or condition of this Agreement, this Agreement shall take precedence and prevail.

11.	INSURANCE

(a)
Logistics Service Provider shall at all times during the term of this Agreement and any period during which Logistics Service Provider provides services pursuant to Section 22 hereof following termination of this Agreement, at its own expense, have and maintain in full force and effect, Comprehensive General Liability and Cargo Damage Insurance with reliable insurance companies acceptable to MEDOVEX, and in the following amounts, which amounts may be subsequently modified by MEDOVEX upon 60 days written notice: $ 1 Million Comprehensive General Liability; $250,000 Cargo Damage. (Note: Are these sufficient amounts in [CURRENCY])

(b)
Logistics Service Provider will not cancel or change coverage of the insurance without first giving MEDOVEX 30 days prior written notice, and that the Logistics Service Provider will be liable to MEDOVEX for any and all damages resulting from it’s failure to give such notice.

12.	NO LIEN

Logistics Service Provider shall have no lien on any shipment or portion thereof for which it provides services under this Agreement or on any documentation relating thereto.

13.	GOVERNING LAW / DISPUTE RESOLUTION

It is the intention of the MEDOVEX parties that the provisions of this Agreement shall be construed and enforced according to the laws of the Georgia of the United States, without regard to its conflict of law rules. All controversies and claims arising hereunder, and all actions and proceedings, shall be brought to a court of Georgia of general jurisdiction or the Federal court of The United States of America and both parties consent to the venue and jurisdiction of the courts of that city. Nothing in this Agreement limits the MEDOVEX’s right to seek provisional injunctive relief in the appropriate jurisdiction.

14.	RECORDS; AUDIT

(a)
Logistics Service Provider shall keep records hereunder according to reasonable procedures established by MEDOVEX and communicated to Logistics Service Provider from time to time. Logistics Service Provider shall promptly furnish to MEDOVEX copies of all records kept hereunder upon request.

 Contract for Distribution Center and Logistics Services

(b)
MEDOVEX, its auditors or other authorized representatives or employees shall, at all reasonable times and upon reasonable notice, be afforded access to, and shall have the right to inspect and audit, all of Logistics Service Provider’s books and records relating to the performance of this Agreement to the extent reasonably necessary to assure that Logistics Service Provider is complying with the terms of this Agreement.

(c)
Logistics Service Provider shall preserve all records relating to this Agreement, including, without limitation, licenses, permits, evidences of authority issued by governmental bodies, memoranda and correspondence, for the period of time specified by MEDOVEX, or as required by law, whichever is greater.

~~(d)~~	MEDOVEX shall have the right to obtain assurances from Logistics Service Provider at any time concerning Logistics Service Provider’s financial and economic condition.

15.	ENVIRONMENTAL POLICY

MEDOVEX is committed to the goal of continuously improving its environmental impact while maintaining the highest customer service, best product selection and quality, at the lowest possible cost. MEDOVEX and Logistics Service Provider hereby commit to improving environmental quality by working closely with each other to identify opportunities and promote practices that benefit the environment.

16.	COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

Logistics Service Provider shall comply with all applicable federal, and provincial/state laws, regulations, policies and practices as well as the regulations of any other country in which it performs services under this Agreement. In particular, and without detracting from the generality of the foregoing, Logistics Service Provider shall be knowledgeable about, and fully in compliance with, any legal requirements pertaining to the transportation of hazardous materials, dangerous goods, or overweight containers.

17.           PROHIBITED PAYMENTS

Logistics Service Provider and any related entity (collectively “Logistics Service Provider”) rendering services to MEDOVEX and its subsidiaries and affiliates (collectively, (“MEDOVEX”) makes the following representations, warranties, covenants, agreements and undertakings, and accepts the following conditions:

(a)	Logistics Service Provider shall comply with all laws of the countries in which services are rendered to MEDOVEX.

Foreign Corrupt Practices Act (“FCPA”), the EU-wide Corruption of Foreign Public Officials Acts and any amendments thereto which will be supplied to Logistics Service Provider upon request. Logistics Service Provider must comply with the highest standard or requirement set by the laws of the European Union.

(b)
Logistics Service Provider, in rendering services under this Agreement, has not and will not pay, offer, or promise to pay, or authorize the payment, directly or indirectly, through third persons or otherwise, of any monies or anything of value to any government official (for purposes of this Agreement this term is defined to include any officer or employee of a government or any department, agency or instrumentality thereof,

(c)
or any public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality or for or on behalf of any such public international organization and any political party, official thereof or candidate for political office) of any country, for the purpose of: influencing any official act or decision by such official, person or party, or inducing such official, person or party to perform or omit any act in violation of his or its lawful duty,

 Contract for Distribution Center and Logistics Services

(d)
or to secure any improper advantage, or inducing such official, person or party to use his or its influence with a government or any of its agencies or instrumentalities to affect or influence any act or decision of such government or agency or instrumentality in order to obtain, retain or direct business for, with or to any person or entity (any such payment is a “Prohibited Payment”).

The term Prohibited Payment as used herein does not include payments in modest amounts to government employees for the purpose of expediting and securing a routine administrative action ordinarily performed by such employees, provided the recipient of such service or action is entitled to receive such service or action and the payment is customary and appropriate in the country, provided, however, that Logistics Service Provider must secure advance written approval from MEDOVEX for any such payments and must periodically report such payments to MEDOVEX pursuant to the procedures established by MEDOVEX (which include pre-approvals on a blanket basis).

The term “routine administrative action”, as used herein, refers to actions commonly performed by certain government officials, including, without limitation, obtaining permits, licenses, or other official documents in order to qualify to do business in a country; processing visas and work orders; providing police protection, mail pickup and delivery, customs and other inspections; providing phone and utility services; loading and unloading cargo and actions of a similar nature.

The term “routine administrative action” shall not refer to decisions by a governmental official related to the award or direction of new or continuing business to any person or entity;

(e)
Logistics Service Provider shall not offer or make any payment, loan or transfer of value to any director, officer, employee or agent of MEDOVEX or of its actual or potential customers or suppliers, or offer to make any payment, loan or transfer of value on behalf of MEDOVEX that is prohibited by any applicable law.

(f)
It is the intent of the MEDOVEX that no payments, loans or transfer of value shall be made that have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business. Logistics Service Provider will ensure that no commission or fee is paid by Logistics Service Provider to any third party without MEDOVEX’s prior, written approval.

(g)
Before any shareholder, officer, director or employee of Logistics Service Provider or any related party rendering services to MEDOVEX becomes a government official (as defined in subparagraph (b) above) Logistics Service Provider shall notify MEDOVEX for purposes of determining whether continued employment would be inconsistent with the representations and warranties set forth in this Section 17. MEDOVEX’s determination on this question shall be binding.

(h)
In any case where Logistics Service Provider proposes to render services to MEDOVEX by a related entity and a government official of the territory in which the services will be rendered has a financial interest in such entity, Logistics Service Provider will provide advance notification to MEDOVEX for purposes of determining whether utilization of such entity would be inconsistent with the representations and warranties set forth in this Section 17. MEDOVEX’s determination on this question shall be binding.

(i)
All expenses incurred shall be reported fully and accurately in the books and records of Logistics Service Provider and all such books and records showing expenses shall reflect the purpose of each expense and the recipient and the beneficiary of such expense, and that there will be written records of each and every service Logistics Service Provider performs on behalf of MEDOVEX.

(j)
To confirm compliance with the provisions of this Section 17, Logistics Service Provider shall answer in reasonable detail any questionnaires or other written or oral communications relating thereto from MEDOVEX, or from their outside auditors, attorneys or other designees, and shall also, upon request, make its books and records related to this provision available to MEDOVEX, or to its outside auditors, attorneys or other designees.

 Contract for Distribution Center and Logistics Services

(k)
In the event that MEDOVEX concludes that there has been a breach of the representations and warranties set forth in this Section 17, it may terminate this Agreement without further liability or obligation to pay any fees, which are associated with the activities that caused such breach.

18.	GLOBAL CONDITIONS

Logistics Service Provider also agrees to provide services to overseas subsidiaries or affiliates of MEDOVEX in any non-EU-Country in which Logistics Service Provider operates. These services shall be provided by Logistics Service Provider, or its subsidiaries or affiliates, pursuant to a separate agreement containing the same, or substantially the same, terms and conditions as this Agreement.

The rates in all such agreements, including this one, shall be calculated on the basis of MEDOVEX’s total volumes handled by Logistics Service Provider, its subsidiaries and affiliates, throughout the world. Neither Logistics Service Provider nor MEDOVEX shall be the guarantor of the performance of their respective subsidiaries and affiliates under these separate agreements, provided, however, that Logistics Service Provider shall be the guarantor of the rate obligations set forth in this Section.

19.	NON-ASSIGNABILITY

The rights and obligations of this Agreement are personal to Logistics Service Provider and MEDOVEX and this Agreement shall not be assignable or otherwise transferable by either party, in whole or in part, without the written consent of the other party, provided that MEDOVEX shall have the right to assign this Agreement, in whole or in part, to any entity controlling, controlled by, or under common control with MEDOVEX.

20.	CONFIDENTIALITY

MEDOVEX agrees to abide by the provisions set forth in any separately agreed confidentiality agreement between them. If no such separate agreement exists, they agree to abide by the following. As part of the business relationship between MEDOVEX and Logistics Service Provider, Logistics Service Provider may be in, or come into, possession of information or data which is not available to the public and which constitute trade secrets, know-how, and confidential information or are otherwise considered secret by MEDOVEX (hereinafter “Information”).

In consideration of the receipt of such Information and the benefits it receives under this Agreement, Logistics Service Provider agrees to maintain such Information in the utmost of confidence; to use such Information solely in connection with the business relationship created by this Agreement; and to take all measures necessary to protect such Information from disclosure.

21.           TERMINATION

(a)
This Agreement may be terminated by either party, with or without cause, upon ninety (90) days written notice before the end of each contract period as defined in section 2 of this agreement. Notwithstanding the above, either party may terminate this Agreement upon immediate written notice if the other party has failed to cure a material breach of this Agreement within sixty (60) days following written notice thereof.

 Contract for Distribution Center and Logistics Services

(b)
If a petition in bankruptcy is filed against either party of this Agreement, or a party becomes becomes insolvent, makes a general assignment for the benefit of creditors or a proposal in bankruptcy, the other party may terminate this Agreement immediately without notice and without further obligation.

(c)
Failure by either party to comply with any of its material obligations hereunder shall entitle the other party to give notice to the defaulting party requiring such defaulting party to cure such default. If such default is not cured within 30 days from receipt of such notice, the notifying party shall be entitled, without prejudice to any of its other rights under this Agreement or by law, to terminate this Agreement upon the conclusion of such 30-day cure period by giving written notice to the defaulting party upon the conclusion of such cure period.

(d)
Either party may terminate this Agreement by giving 30 days written notice to the end of a month if the other party is acquired or dissolved or has a minimum change of 51% in ownership control (directly or indirectly).

22.	CONTINUING COOPERATION

Logistics Service Provider agrees that, in the event its services under this Agreement are terminated for any reason, it will provide full and complete cooperation to assure that MEDOVEX’s cargo, data and documentation continue to be handled efficiently, safely and expeditiously during the transition of services to another service provider. In particular, and without affecting the generality of the foregoing, Logistics Service Provider agrees that it shall not delay the transportation of goods or transmission of data or documents, whether or not such goods, data or documentation are in its control or possession, during any such transition.

23.	FORCE MAJEURE

(a)
Neither MEDOVEX nor Logistics Service Provider shall be liable for damages for any delay or failure to perform any of the terms and provisions of this Agreement arising from causes beyond its control, including but not limited to, acts of God or public enemies, acts of civil or military authority, labor disputes, fires, riots, wars or conditions of war, embargoes, accidents, epidemics, floods or other unusually severe weather, closing or obstruction of highways, bridges or ferries, any of which have a material, substantial and adverse affect on either parties ability to perform pursuant to the terms of this Agreement.

(b)
The party claiming force majeure shall notify the other party within 48 hours of when it learns of the existence of such a condition and shall similarly notify the other within a period of two working days after the condition is remedied. If such condition of force majeure, however, is not remedied within 20 days, the unaffected party shall have the right to terminate this Agreement.

24.	HEADINGS

The headings contained herein are for reference purposes only and shall not be deemed to modify the text hereof.

25.	SEVERABILITY

In the event any phrase, clause, sentence, or other provision contained in this Agreement shall violate any applicable statute, ordinance, rule or EU or US law, such phrase, clause, sentence or provision shall be ineffective to the extent of such violation without invalidating any other provision of this Agreement.

 Contract for Distribution Center and Logistics Services

26.	NOTICES

Notices hereunder shall by given by mail, postage prepaid, or via facsimile transmission, to the parties at the following addresses:

MEDOVEX:	Medovex Corporation3279 Hardee Avenue, Atlanta, GA 30341, USA

Logistics Service Provider:	TCB – Technology Consult Berlin GmbH, Rheinstrasse 45-46, 12161 Berlin, Germany

27.	ENTIRE AGREEMENT

This Agreement and the attached Exhibits represent the entire understanding of MEDOVEX and cannot be amended except in a writing signed by both parties. All prior discussions, understandings, negotiations and agreements are merged herein.

28.	WAIVER

The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of all of its rights hereunder shall not operate as a continuing waiver of any of its rights exercisable under this Agreement.

29.	PRECEDENCE

The terms of this Agreement, including its Exhibits, shall be superior to and take precedence over, any trading conditions, standard terms and conditions, or forms issued by Logistics Service Provider in the course of performing services under this Agreement and this Agreement and Exhibits shall govern in the event of a conflict. In the event of any conflict between this Agreement and any of the Exhibits to this Agreement, the terms of the Agreement shall prevail.

30.	SURVIVAL

The following provisions of this Agreement shall survive cancellation, termination, or expiration of the Agreement: 6, 8, 10, 12, 13, 14, 18, 20, 22, 23, 24 and 26.

31.	CURRENCY

Unless specified otherwise, all statements of or references to amounts in this Agreement are to lawful money of Germany and Euro-Zone (EURO).

 Contract for Distribution Center and Logistics Services

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at BERLIN, GERMANY on the date indicated above.

LOGISTIC SERVICES PROVIDER	Medovex Corporation
_________________ Authorized Signature	_________________ Authorized Signature
Gerald Schröder, CEO	Jarrett Gorlin, CEO

Contract for Distribution Center and Logistics Services

EXHIBIT A
AFFILIATE LISTING, STANDARD OPERATING PROCEDURES & SERVICE STANDARDS

1. Logistics, Warehousing and Customer Service Support

- Store your products properly

- Managing of expiration dates

- Using our warehousing software with LOT-Management

-	Provide and guarantee traceability for products in and out

- Shipping goods to (enter Countries) other Countries on request

- Invoicing of your goods with our own accountancy system

- Customs regulations and applications for shipments leaving the EU

- Management of customer complaints

- Issuing of monthly reports to customer

- English and German speaking customer service via mail, fax and telephone on regular business days Mo-Fr 8 am – 5 pm (except public holidays in the Federal State of Berlin, Germany)

- Customer service in other languages must be ordered separately

- Order cut-off time 2pm Central European Time

2. Accounting, Customs Declarations & Management, Office Support, Asia Pacific Entity

- Acting as a Fiscal Representative (necessary, if there is no legal entity in the AP Market)

- All paperwork and contacts with local authorities

- All paperwork and contacts with financial authorities

- Full accountancy procedures including receipt storing for more than 10 years (legally required)

Use of a certified accountancy software, which is updated regularily

 Contract for Distribution Center and Logistics Services

- Preparation of VAT tax declarations

- Handling and management of VAT

- Communication with a Certified Public Accountant (CPA costs for annual tax declaration and audited statements are not included)

- Management of customs requests on taxation questions

- Communication with Chamber of Commerce and Industry

- Office support for German branch including provision of a letter box for German branch

- Mail- & telephone service Mo-Fr. 8am – 5pm (except public holidays in the Federal State of Berlin, Germany

- Support with incorporation of a legal entity in Germany

 Contract for Distribution Center and Logistics Services

EXHIBIT B
RATES AND CHARGES

1. For all Logistics, Warehousing & Customer Service Support

Up to 50 shipments per month                                      € 1,900.00 per month

Up to 100 shipments per month                                     € 2,900.00 per month

Up to 200 shipments per month                                     € 3,900,00 per month

Up to 400 shipments per month                                     € 4,900,00 per month

Up to 600 shipments per month                                     € 5,900,00 per month

Up to 800 shipments per month                                     € 6,900,00 per month

2. For all Accounting, Customs Declarations & Management, Office Support etc.

 Monthly based flat fee                                           € 2,900,00 per month

Shipping costs will be charged on a separate UPS account by Medovex. Costs for a Certified Public Accountant (necessary once a year) will also be charged separately.

3. Extra support (on request only)

- Dunning support

- Replenishment of consignment stocks at clinical sites

- Support with product recalls

- Customer Mailings (Marketing, customer information)

- Additional customer service on request

Rate per hour: € 89

 Contract for Distribution Center and Logistics Services

4. Warehousing Database (to be purchased for you)

- Hospital database with all D/A/CH sites

- Barcoding system to manage stocks, order times and replenishment

- Sales reports by customer and product

- Management of LOT numbers

- Necessary data for an ISO certified recall procedure

Database can be used worldwide, if needed

One-off purchase                                                                        € 4,900,00

Extra Programming per hour (if necessary and ordered)       € 99

 Contract for Distribution Center and Logistics Services

EXHIBIT C
INVOICE FORMAT

Invoice format will be provided by Medovex at a later time.

 Contract for Distribution Center and Logistics Services